Exhibit 99.1
ASHFORD HOSPITALITY TRUST INC.
2011 1st Quarter Earnings Conference Call
Questions and Answers Transcript
May 9, 2011; 10:00 a.m. Central Time

Participant 1:	Good morning, guys. Quick question on the Highland portfolio. Have you identified any of the assets in there that you think you might end up selling?

Monty Bennett:	Good question. Right now we probably won’t be selling too many of the assets. The structure of that debt is such that almost all, if not all of the proceeds will be used to pay down debt — debt that we think has pretty decent pricing on it and since we generally think that assets will be improving in value over time and those proceeds will be used to pay off relatively inexpensive debt there’s just not much of a motivation to sell any of those right now. So maybe in future years but not right now.

Participant 1:	Okay and then as it relates to your relationship with Prudential, I’m assuming that at some point you do have a right to buy them out, is that correct?

Monty Bennett:	Well, we’ve got traditional mechanisms in there about to buy sell under disputes and that kicks in after a few years. But our long term plan would be to hopefully buy them out if all the conditions are right and they’re operating this in a fund and so at some point they would be seeking liquidity. So I’d say that we are the natural buyer for their interest at some point in time, when or where that happens is yet to be determined.

Participant 1:	Okay, thanks. We look forward to hearing more on Wednesday.

Participant 2:	Hey guys, I just had two quick questions. First one, can you talk a little about G&A, it looks like it was up materially, I think a lot of that had to do with some litigation costs. So I was wondering if you can give us any color on if the bulk of that is already through or if we should be expecting those types of costs recurring throughout the year? Thanks.

David Kimichik:	You’re right, in the first quarter the G&A had a $5.5 million one-time only cost associated with some legal fees on a contingent settlement of a lawsuit. It’s just an accrual and it ultimately will be paid, the proceeds of that settlement but it’s a one-time cost if you that net that down to about $6.5 million that’s our — really our run rate.

Participant 2:	Okay. That’s helpful, that’s what I figured, I just wasn’t sure if it was going to be recurring or not. And then the second question I had which is just minor. Asset management fees from affiliates went up slightly, I am assuming that has to do with the Highland portfolio acquisition. Is that, I guess $338,000 in this quarter kind of a run rate or should we expect that up materially given you only owned a portion of — only owned Highland for a portion of the quarter?

David Kimichik:	It actually includes a little bit more for the 20 days and we owned the World Quest Resort that’s included in there as well. I don’t think we have a clear handle yet on what the run rates going to be on that, but it’s immaterial I think to the overall. But there’s an additional component in there now which is the World Quest Resort income.

Participant 2:	Okay but there’s no asset management fees on the Highland portfolio?

David Kimichik:	It actually is a net credit to our G&A.

Participant 2:	Okay. Great that’s helpful, thanks a lot.

Participant 3:	Good morning. Monty, I wonder if you could just comment a little bit about group bookings and group demand in your markets, particularly interested, there has been a lot of conversations about Marriott and sales transformation, you’re both a franchisee and an owner of Marriott managed properties. I’m interested in hearing your view on whether there’s any difference by brand or between franchised or owned hotels and how that’s going, is that something you can give us some insights on?

Monty Bennett:	Sure, group bookings overall are good, they’re improving, they seem to be continually improving. I don’t know if the rate of improvement is anymore this quarter than the past few quarters, so I should reverse that and say that the rate of improvement is not any greater, they are just picking up, windows are still short but group bookings are definitely picking up. Regarding our Marriott sales transformation system, some of our Marriott’s didn’t perform as well as we had hoped this past quarter and what we’re trying to get a handle on is, is that underperformance due to just natural variation because you can take a look at all our 100 and something properties and every quarter a good portion of them will underperform for some reason while some will over perform, or is that because of sales transformation and that’s really hard for us to get a handle on. So we’ve went up and visited our — the folks at Marriott and have got some follow-up meetings in order to determine, is this sales transformation specific? Or is this, our portfolio specific? And we just don’t have that answer yet. But Marriott is a sales and marketing machine, and so if it is sales transformation then I imagine they will rectify it very quickly or even if it just happens to be natural variation then that should come around. But the short answer is that we just don’t know yet. But I know that our people in-house are working on it fast and furiously as are the Marriott people just to understand what the issue is, and then they’ll correct it, if there is an issue.

Participant 3:	So looking forward are you seeing group demand pick up a bit and do you expect that to be stronger as you go through the year?

Monty Bennett:	We do, but I think what’s more significant is that while group demand is picking up is that a big chunk of our business is transient corporate, maybe 25% of overall business is group and 75% is transient. And then most of that, the good majority of that, is business transient and that business coming back with their higher associated rates is what we’re very excited about and what we think can move the needle across the industry going forward.

Participant 3:	Great, that’s very helpful. Thank you.

Participant 4:	Thank you, hello, Monty, Kimo and Dave or Doug. Question on Highland and the RevPAR growth, can you talk about how that portfolio maybe did in the quarter and do you expect it to outperform the rest of your portfolio looking ahead?

Monty Bennett:	Sure we’re digging up those stats right now, as far as its performance in the first quarter, I believe it was around 5% RevPAR growth so it’s not as good as our core portfolio. I’d say that what you’re going to see in that portfolio is some of the cost controls that we put in that place can take place immediately, while some of the revenue generation is going to take some time in order for us to get our feet on the ground and to get those sales efforts focused. Prior ownership was understandably focused on debt maturity and the like and restructuring and so we think there’ some opportunity there but when we take over a portfolio like this, that’s usually the order of events that we see, cost controls can start to come first and then revenues come a little bit later and when I say later maybe a few months later. Let’s see, the number for Highland for the first quarter was 5.4% RevPAR increase.

Participant 4:	Okay, and in terms of what that does to the blended overall RevPAR of your portfolio, can you just give us some sense?

Monty Bennett:	Sure let’s see if I’ve got that stat right here.

David Kimichik:	We just have total revenue broken out by the legacy portfolio and the Highland portfolio for the total first quarter as well as the three previous quarters. So if you go back to the second to last table attached to the earnings release ProForma seasonality table, I think you can get a good handle on the portfolio revenue wise and Hotel EBITDA and margin wise.

Participant 4:	Okay, so it’s there, all right. Okay that’s fine on that subject. One other question. You talked in your comments about the mezzanine portfolio kind of going away, I mean is your strategy now looking ahead if you were to make more acquisitions, is it more on the equity side or you’ve for years had talked about kind of your clock on when to buy different parts of the structure, the capital structure and where are we now?

Monty Bennett:	Sure. Let me give you a long answer to that question. When we launched this, we had hoped to do a good amount of mezzanine investing, but very quickly the markets moved away from us and the pricing on mezz got pretty thin. And so our mezz investing was something like only — our mezz platform is only like 3% of our portfolio. We underwrote those mezz returns in those mezz investments to approximately having 9/11 being the worst case scenario, and then with this great recession, worse case is about three times as worse and as a result we got beat up pretty bad in our mezz portfolio. That being said, if you look at all the income and return of capital we received from the mezz portfolio compared to how much we put in, we about broke even. And that doesn’t take into account the benefit from being in a position to take over the Highland transaction which we think is an extraordinary benefit. So it was a net add for us. Going forward though, we’re already starting to see pricing to be pretty thin on mezz loans. And so it’s just tough for us to get too excited about the opportunity to make mezz loans or to buy mezz loans because of the risk reward trade-off. Regarding where we want to be in the capital structure and the time to buy and time to sell that’s still a very strong focus of our internal thinking. And as you can see right now, we’re not buying very many assets outside of the Highland transaction and that’s because not that it’s a bad time to buy for the industry overall, but it’s a bad time to buy for us because our cost of equity is too expensive in our view in order to go out and buy hotels. So, that’s a very important part of our thinking and over time we’ll be selling hotels but we’ll also engage in some other techniques and strategies in order to continue to hedge our positions, and this has included some adopted strategies during the course of our existence such as share buybacks, such as swaps and straight swaps such as flooridors and other mechanisms in order to better manage what can be a volatile hotel cycle.

Participant 4:	Okay, thank you for the thorough response.

Participant 5:	Yeah I just had a couple of quick questions. First around the current mortgage environment what you guys are seeing as far as rates and LTVs, and then if you could give more specifics on what you’re thinking you’re going to do with upcoming maturities in December and spring of next year?

Douglas Kessler:	Hi this is Doug. In terms of where we’re seeing the market obviously the perception of lodging has improved dramatically in the eyes of lenders and there is increasingly more liquidity for hotel lending. That’s all the good news. The pricing is continuing to improve and we’re seeing that the first mortgages, at least in terms of kind of a CMBS type transaction, that part of the cap stack structure is being priced to about 10.5% debt yield, with the ability to layer in some mezz tranches that can take it to 9% and perhaps for higher quality assets maybe just a tad bit below 9% in terms of the debt yield. Some of the LTV comparisons, it’s a more stringent market and looking at LTVs obviously than what it used to be. Getting financing into the 70% to 75% range is certainly still achievable today. The balance sheet lenders are also active, their underwriting criteria is a little bit more conservative, I’d say from the loan to value standpoint but to the extent that you can partner up with a group that might allow some mezz in the capital stack will enable one to get, enable one to achieve slightly higher LTVs. So the market is definitely improving. Unfortunately we don’t have a significant amount of debt coming due. We have one loan that’s coming due in December of this year, that’s all that we have for our 2011 debt maturities. We are looking at various alternatives. I think our core objective here will actually be to try to restructure with the existing lenders. We are also looking at other prospects but at this point, we would say that’s our preferred outcome.

Participant 5:	Okay, great. Thanks.

Participant 1:	Thanks, quick question on the World Quest property. Is that a property that’s rebrandable, I mean can you convert that like an Embassy Suites or Doubletree Guest Suites?

Monty Bennett:	This is Monty. That would be difficult to do, so probably not, it will probably stay as an independent hotel.

Participant 1:	Okay. And is that like a condo hotel where owners own the units and then they rent it out in anyway?

Monty Bennett:	It is a condo hotel. And this is an opportunity that we jumped on because we can buy about 100 — bought about 100 of the units for $120,000 a key and those are units that sold for about $400,000 during the peak per unit. So right now kind of on an adjusted basis, after we do some improvements, kind of an equivalent NOI basis, that portfolio is throwing off around at $1 million a year kind of — its equivalent to NOI. And after we sell those 100 units, we think it will still be throwing off $1 million a year based upon the revenue splits with the future owners. So as long as we can sell those units for what we paid for them which we think is pretty easy to do then we will have that income stream for free which is great. And so it’s got a great dynamics to it but it’s something that we’re just dipping our toe in the water on, condo hotels are more complex. We do have a lot of experience with it because Remington has been managing that complex for might be four years now or so but we just want to be cautious. But it does have return potentials much higher than just going out and buying straight hotels in this marketplace. You can almost get to the point where you can get the same cash flow from it without having to own it. And those economics, those dynamics are pretty compelling.

Participant 1:	Thanks that’s some pretty good color, what kind of rate and occupancy is the property around?

Monty Bennett:	Well I think off hand, if memory serves, it’s about a 70% occupancy, 72% occupancy and I don’t have that rate here off-hand for you.

Participant 1:	Thank you.

Monty Bennett:	You bet.